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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                                  VIRAGE, INC.
                        ADOPTS STOCKHOLDERS' RIGHTS PLAN

        San Mateo, CA -- November 8, 2000 -- Virage, Inc. (NASDAQ: VRGE), a leading provider of software products and application services that enable video for the Internet, announced today that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan designed to enable all Virage stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Virage stockholders in the event that an unsolicited attempt is made to acquire Virage. The adoption of the Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Virage without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Virage. The Board is not aware of any such effort.

        Under the plan, stockholders will receive one Right to purchase one one-thousandth of a share of a new series of Preferred Stock for each outstanding share of Virage Common Stock held of record at the close of business on December 5, 2000.

        The Rights, which will initially trade with the Common Stock, become exercisable to purchase one one-thousandth of a share of the new Preferred Stock, at $100.00 per Right, when someone acquires 15 percent or more of Virage's Common Stock or announces a tender offer which could result in such person owning 15 percent or more of the Common Stock. Each one one-thousandth of a share of the new Preferred Stock has terms designed to make it substantially the economic equivalent of one share of Common Stock. Prior to someone acquiring 15 percent,



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the Rights can be redeemed for $.001 each by action of the Board. Under certain circumstances, if someone acquires 15 percent or more of the Common Stock, the Rights permit Virage stockholders other than the acquiror to purchase Virage Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Virage Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit purchase of the Common Stock of an acquiror at a 50 percent discount. Rights held by the acquiror will become null and void in both cases.

        The Rights expire on November 7, 2010. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on December 5, 2000.

        ABOUT VIRAGE, INC.

        Headquartered in San Mateo, CA, Virage is the leading provider of solutions that enable video for strategic online applications. The Virage Internet Video Application Platform transforms video into an effective online medium that is easy to publish, manage and distribute on the Internet or corporate intranets. The Virage platform provides content owners with the complete infrastructure for seamlessly integrating streaming video into business, entertainment and information applications. From ABC to Yahoo! over 180 customers across a broad range of markets have turned to Virage to help them improve production efficiencies and create new revenue opportunities with video. Contact Virage at http://www.virage.com/ or (650) 573-3210.

        Virage, Videologger and the Virage logo are registered trademarks, and SmartEncode are trademarks of Virage, Inc. Other company product and service names may be trademarks or service marks of others, and are hereby acknowledged.



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